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                                                                      Exhibit 12

                          Lockheed Martin Corporation
               Computation of Ratio of Earnings to Fixed Charges
                   For the Three Months Ended March 31, 2001
                          (In millions, except ratio)



Earnings
Earnings from continuing operations before income taxes                 $  175
Interest expense                                                           197
Amortization of debt premium and discount, net                              --
Portion of rents representative of an interest factor                       26
Losses and undistributed earnings of 50% and less than 50%
   owned companies, net                                                      8
                                                                        ------
Adjusted earnings from continuing operations before income taxes        $  406
                                                                        ======

Fixed Charges
Interest expense                                                        $  197
Portion of rents representative of an interest factor                       26
Amortization of debt premium and discount, net                              --
Capitalized interest                                                        --
                                                                        ------

Total fixed charges                                                     $  223
                                                                        ======

Ratio of Earnings to Fixed Charges                                         1.8
                                                                        ======